Exhibit 99.5

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months ended
	January 28, 2024	October 31, 2023	January 29, 2023

Reconciliation of GAAP to Non-GAAP Non-operating (loss) Income:

GAAP Non-operating (loss) income, net	$(3,747)	$18,660	$(14,425)
FX (gain) loss	8,909	(13,234)	16,944
Non-GAAP Non-operating (loss) income, net	$5,162	$5,426	$2,519

Reconciliation of GAAP to Non-GAAP Income tax provision:

GAAP Income tax provision	$14,660	$20,288	$12,582
Estimated tax effects of FX (gain) loss	(2,244)	3,437	(4,506)
Non-GAAP Income tax provision	$16,904	$16,851	$17,088

Reconciliation of GAAP to Non-GAAP Noncontrolling interests:

GAAP Noncontrolling interests	$12,902	$18,545	$14,964
Estimated noncontrolling interest effects of above	(2,939)	2,431	(2,060)
Non-GAAP Noncontrolling interests	$15,841	$16,114	$17,024

Reconciliation of GAAP to Non-GAAP Net Income:

GAAP Net Income	$26,180	$44,611	$13,986
FX (gain) loss	8,909	(13,234)	16,944
Estimated tax effects of above	(2,244)	3,437	(4,506)
Estimated noncontrolling interest effects of above	(2,939)	2,431	(2,060)
Non-GAAP Net Income	$29,906	$37,245	$24,364

Weighted-average number of common shares outstanding - Diluted	62,283	62,067	61,470

Reconciliation of GAAP to Non-GAAP EPS:

GAAP diluted earnings per share	$0.42	$0.72	$0.23
Effects of the above adjustments	$0.06	$(0.12)	$0.17
Non-GAAP diluted earnings per share	$0.48	$0.60	$0.40